Exhibit 10.1

SUPPLY AGREEMENT

(ConAgra Foods to MGP Ingredients)

THIS SUPPLY AGREEMENT (the “Agreement”), dated as of this 24th, day of October, 2008, by and between CONAGRA FOODS FOOD INGREDIENTS COMPANY, INC., a Delaware corporation (“SUPPLIER”), and MGP Ingredients, Inc., a Kansas corporation (“BUYER”).

RECITALS:

(a)                                  The BUYER desires to secure a source of supply for various ingredients whose specifications are described in Exhibit “A” (the “Ingredients”); and

(b)                                 SUPPLIER desires to sell such Ingredients to BUYER on the terms herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises, and the mutual covenants hereinafter set forth, the parties hereby agree as follows:

1.                                       Purchase/Sale of Ingredients.  During the term of this Agreement BUYER shall purchase all of its requirements of the Ingredients from SUPPLIER, and SUPPLIER shall sell to BUYER all of BUYER’s requirements of the Ingredients as provided herein.

1.1          Ingredients; Specifications.  All Ingredients supplied hereunder shall be prepared, processed, packaged and handled in strict accordance with the product standards and specifications which have been furnished by SUPPLIER to BUYER (the “Specifications”) and are attached to Exhibit A.  BUYER shall have the right to make reasonable changes to the Specifications upon 30 days prior written notice to SUPPLIER; provided, however, that in the event of any material change in Specifications the pricing for all affected products will be amended by the parties in writing prior to SUPPLIER’s obligation to deliver such Ingredients.

1.2          Orders.  All orders for Ingredients shall be submitted by BUYER to the sales office designated by SUPPLIER from time to time.  SUPPLIER shall confirm acceptance of BUYER’s orders by facsimile or e-mail after receipt of BUYER’s order.  In the same communication, SUPPLIER shall confirm with the BUYER the date of delivery of the Ingredients covered by the order.  BUYER understands that orders must be placed at least 7 days in advance of delivery for items covered by this Agreement.

1.3          Facilities; Equipment; Subcontractors.  SUPPLIER shall own, lease or otherwise have available all labor, equipment, machinery and raw materials necessary to produce, handle and package the Ingredients in compliance with the Specifications and BUYER’s scheduling requirements.  SUPPLIER shall not

*** indicates that material deemed confidential has been omitted from this document pursuant to a request for confidential treatment under Exchange Act Rule 24b-2 and 5 U.S.C. 552(b)(4) and has been filed separately with the Office of the Secretary of the Securities and Exchange Commission

subcontract any aspect of the production of Ingredients without prior approval from BUYER.

1.4          Shipment and Delivery.  All flour Ingredients sold by SUPPLIER to BUYER hereunder shall be delivered F.O.B. BUYER’S facility unless otherwise agreed to by both parties.  Title to and risk of loss of the flour Ingredients shall pass from SUPPLIER to BUYER when so delivered.

1.5          Product Coding.  SUPPLIER shall utilize the product coding system as described in the Specifications and will code all Ingredients in accordance therewith.

1.6          Forecasts.  On the date hereof and during the first week of each month hereafter, BUYER shall provide SUPPLIER with written, nonbinding forecasts of the BUYER’S purchase requirements for each of the Ingredients for the following 3 months.

1.7          Credit.  Upon execution of this Agreement, BUYER shall deposit *** with SUPPLIER.  On Monday of each week during the Term of this Agreement, SUPPLIER will send BUYER a statement listing the balance due for outstanding Ingredients shipments and BUYER will pay the balance due on such statement on Tuesday of each week by electronic funds transfer.  If either Monday or Tuesday is a holiday, then the respective invoicing and/or payment will be delayed to the following business day respectively.  From time to time, SUPPLIER reserves the right to modify the credit terms extended to BUYER under this Agreement.

1.8          Additional Terms:  The parties hereby agree that the terms contained in SUPPLIER’s standard Product Contract attached hereto as Exhibit C shall serve to supplement the terms of this Agreement but this Agreement shall control over any terms of the Product Contract that modify or contradict the terms of this Agreement.

2.                                       Purchase Price.

2.1          The price to be paid by BUYER for flour Ingredients shall be based on the formulas set forth in Exhibit “B”.

2.2          SUPPLIER shall provide a pricing sheet for the Ingredients on a ***basis and such pricing shall be effective until SUPPLIER provides a new pricing sheet.  SUPPLIER agrees, at a minimum, to provide an updated pricing sheet to BUYER *** and SUPPLIER reserves the right to update the pricing sheet on *** basis.  The pricing sheets will contain the current *** pricing for the Ingredients by month for the next *** period.  The purchase price for the Ingredients sold hereunder will be based on the *** pricing sheet or *** pricing sheet, if

*** indicates that material deemed confidential has been omitted from this document pursuant to a request for confidential treatment under Exchange Act Rule 24b-2 and 5 U.S.C. 552(b)(4) and has been filed separately with the Office of the Secretary of the Securities and Exchange Commission

applicable, corresponding to the date and time of BUYER’s order and shall be set forth in a written or electronic confirmation which shall be subject to the terms and conditions of this Agreement.

2.3          The labor components of the margin charge will be adjusted *** by the percent changes (whether up or down) in the Bureau of Labor and Statistics Producer Price Index for Non-farm Business Unit Labor Cost.  The energy components of the margin charge will be adjusted *** by the percent changes (whether up or down) in the Bureau of Labor and Statistics Producer Price Index for Commercial Electric Power.  Should the Bureau of Labor and Statistics cease reporting the Producer Price Index for either of the above indices, then the adjustments for both labor and energy shall be based on the percentage changes in the Bureau of Labor and Statistics Producer Price Index for Intermediate Materials, Supplies and Components.

3.                                       Market Information.  An important component of the service SUPPLIER provides to BUYER is to inform BUYER of general market and industry conditions, including information related to the wheat market.  SUPPLIER will provide BUYER information on the wheat market on a weekly basis or as requested by BUYER.

4.                                       Term.  This Agreement shall commence on the date hereof and continue hereafter for an initial period of five (5) years, subject to termination as set forth in Section 7 hereof.  This Agreement shall automatically renew for one additional period of five (5) years unless either party gives the other written notice of termination at least one hundred and eighty (180) days prior to the end of the initial term.

5.                                       Quality Control.

5.1          Inspection.  BUYER (or its designated representatives) shall, upon 48 hours’ prior written notice, during any production operations contemplated under this Agreement, have the right to inspect the SUPPLIER’S facilities, procedures and equipment utilized in producing the Ingredients.  BUYER (or its designated representatives) shall comply with all of SUPPLIER’s standard facility entry policies and procedures.  If any such facilities, procedures or equipment are not in accordance with applicable procedures standard to the industry and/or the Specifications, SUPPLIER shall take immediate action to correct such deficiencies at no cost to BUYER.  It is understood that BUYER is responsible for the costs, and entitled to the results, of any such inspection.  SUPPLIER shall advise BUYER promptly of any report, violation, citation or other adverse action which has been provided to SUPPLIER by any agent or representative of any governmental agency or authority which could reasonably be expected to adversely impact SUPPLIER’s ability to perform its obligations under this

*** indicates that material deemed confidential has been omitted from this document pursuant to a request for confidential treatment under Exchange Act Rule 24b-2 and 5 U.S.C. 552(b)(4) and has been filed separately with the Office of the Secretary of the Securities and Exchange Commission

Agreement.  No such inspections by BUYER shall relieve SUPPLIER of its obligations under this Agreement.

SUPPLIER will provide BUYER annually with a copy of its third-party food safety audit for its facilities which provide Products to BUYER.

5.2          HACCP.  SUPPLIER hereby represents that it shall produce all Ingredients pursuant to the HACCP plan currently in place at the facilities.  At the discretion of BUYER, SUPPLIER may be required to provide a representation on at least a semi-annual basis that it is in compliance with the HACCP plan at the facilities.  SUPPLIER represents that it will update the HACCP plan as required by governmental agencies and that it shall make such updates available for review.

5.3          Certifications.  SUPPLIER will provide the following certifications on annual basis as requested by BUYER:

a.                                       Kosher Certificate;

b.                                      Halal Certificate, or Halal Suitability Statement;

c.                                       Continuing Guarantee (FDA);

d.                                      Certificate of Origin;

e.                                       Melamine Free Statement;

f.                                         GMO Free Statement;

g.                                      Allergen Statement;

h.                                      Bovine Spongiform Encephalopathy (BSE)/Transmissible Spongiform Encephalopathy (TSE) Free Statement;

i.                                          Residual Pesticide Analysis (each new crop year); and

j.                                          Heavy Metals Analysis (most current).

6.                                       Proprietary Information.  Each party shall treat as confidential all terms, pricing, specifications and other information supplied by the other party or obtained as a result of performance under this Agreement.  Neither party shall disclose any information related to or disclosed under this Agreement to any person not authorized by the other party in writing to receive it, unless required by law to do so.  Notwithstanding the above, neither party shall have an obligation of confidentiality with respect to information which:  (i) was in the public domain at the time of receipt from the other party, or which subsequently enters into the public domain through no fault of the receiving party; (ii) was known and can be shown to have been known by the receiving party at the time of receipt from the other party and was not previously acquired from the other party on a confidential basis; or (iii) becomes known to the receiving party on a non-confidential basis through a third party whose own acquisition and disclosure were independent of the other party.

7.                                       Representations and Warranties of SUPPLIER.  SUPPLIER warrants and represents that all Ingredients shall, upon delivery to BUYER:

(a)                                  comply with all applicable federal and state laws, rules and regulations including, without limitation, the Federal Food, Drug and Cosmetic Act and the Federal Meat Inspection Act;

(b)                                 be goods that are articles which, under the provisions of Section 404, 505 or 512 of the Federal Food, Drug and Cosmetic Act, may be introduced into interstate commerce;

(c)                                  not be misbranded within the meaning of any federal, state or local law, when bearing labels in accordance with the Specifications; and

(d)           be unadulterated, merchantable and fit for human consumption under applicable U.S. law, and otherwise comply with the Specifications.

8.                                       Default and Termination.

8.1                                 Default under this Agreement shall mean:

(i)            in respect to either party:  (i) an assignment for the benefit of creditors which is not dismissed within thirty (30) days; or (ii) any proceeding relating to bankruptcy, insolvency or debtor’s relief being initiated by or against such party unless such proceeding is dismissed or this Agreement is assumed in such proceeding within sixty (60) days;

(ii)           failure by either party to fulfill any of its material obligations under this Agreement, which in respect to SUPPLIER shall include, but not be limited to, SUPPLIER’s failure to:  (i) timely provide the Ingredients to BUYER; (ii) comply with the warranties set forth in Section 6; or (iii) permit BUYER to perform the inspections as provided herein; or

(iii)          failure by either party to pay any amount due to the other within the terms agreed to under this Agreement, unless disputed in good faith by such party.

8.2           The defaulting party shall be given ten (10) days to cure a default after receiving written notice from the non-defaulting party.  If the defaulting party fails to cure in such ten (10) day period, the non-defaulting party may immediately terminate this Agreement upon written notice to the defaulting party.

8.3           Expiration or termination of this Agreement shall not affect any rights or obligations of either party which have accrued through the date of termination or expiration, or which otherwise survive termination in accordance with their respective terms.  Nothing herein shall prevent either party from seeking specific performance or damages for breach in respect of any right or obligation contained in this Agreement.  The rights and remedies set forth in this Section 7 shall be in addition to any other rights or remedies that may otherwise be available at law or equity.

9.                                       Nonconforming Ingredients; Recall.

9.1           Ingredient Replacement.  BUYER shall have the right but not the obligation to inspect, accept or reject nonconforming Ingredients.  If so directed by BUYER in good faith, SUPPLIER will replace at no charge to BUYER any Ingredients that are not in compliance with the Specifications at the time of delivery to BUYER.  SUPPLIER shall complete such replacement as soon as possible using all commercially-reasonable efforts.  The foregoing shall not limit any rights or remedies which may otherwise be available to BUYER, and no such inspection or acceptance of the Ingredients shall relieve SUPPLIER of its obligations hereunder.

9.2           Recall of Ingredients.  BUYER shall have the right at any time, in its commercially reasonable discretion, to order a recall, in whole or in part, that relates to any of the Ingredients purchased from SUPPLIER hereunder.  BUYER and SUPPLIER agree to promptly communicate with each other regarding any condition or event that could result in such a recall.  SUPPLIER agrees to cooperate fully with BUYER in effecting any such recall of Ingredients that, at the time of delivery by SUPPLIER to BUYER, do not conform to the Specifications or to any other representations or warranties of SUPPLIER set forth herein.  To the extent practicable, BUYER agrees to give SUPPLIER advance notice of any such recall, to work with SUPPLIER to coordinate such recall and, consistent with BUYER’s responsibilities, to minimize the impact of such recall on BUYER and SUPPLIER.  SUPPLIER shall bear the cost (including the replacement cost of Ingredients) of any such recall that arises as the result of any act, omission or default that occurs or fails to occur in respect to the Ingredients prior to delivery to BUYER.  BUYER shall bear the cost of any recall that results from any action or inaction which affects the Ingredients after delivery to BUYER.  SUPPLIER shall maintain production records sufficient to enable BUYER to conduct actual or mock recalls, as BUYER may desire.

10.                                 Indemnity / Insurance / Limitation of Liability.

10.1         Indemnification.  Each party (“Indemnifying Party”) shall defend, indemnify and hold harmless the other party (“Indemnified Party”) against and in respect of any and all liability, loss, damage, deficiency or expense resulting from any breach of a representation, warranty, covenant or agreement by the Indemnifying Party under this Agreement, and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including reasonable fees and expenses of counsel) incident to any of the foregoing.

10.2         Insurance.  For purposes of the above indemnity, SUPPLIER agrees during the term hereof and for a minimum of one (1) year thereafter to maintain adequate public liability insurance with reputable, duly-qualified insurance companies.  Within fifteen (15) days of this Agreement, SUPPLIER shall furnish BUYER with a certificate of insurance properly executed by the respective insurance company evidencing such insurance, giving thirty (30) days notice to BUYER in the event of cancellation or material alternation of such coverage.  Failure to maintain the required insurance is a material default of this Agreement which shall permit BUYER to terminate the Agreement immediately.  The insurance coverage to be maintained hereunder shall be as follows:

(i)          Commercial general liability insurance written on an occurrence form, providing blanket contractual liability coverage and products liability, including coverage for terroristic acts with a “terrorism” rider, against claims for bodily injury, death and property damage, affording minimum single limit protection of Five Million Dollars ($5,000,000) per occurrence.  BUYER shall be named as additional insured under this policy.

(ii)          Worker’s compensation insurance in accordance with the statutory requirements of the states where SUPPLIER conducts its operations, and employer’s liability insurance affording minimum single limit protection of One Million Dollars ($1,000,000) with respect to personal injury or death resulting from one occurrence.

10.3         Limitation of Liability.  In no event shall either party be liable to the other under any theory of tort, contract, strict liability or other legal or equitable theory for any indirect, incidental, consequential, special, exemplary, speculative or punitive damages including, but not limited to, lost profits, regardless of whether or not advised of the possibility of such damages.

11.           Ownership of Intellectual Property and Specifications.  BUYER agrees that SUPPLIER (including its affiliated or third-party licensors) are the sole owners of all right, title and interest in the Specifications as well as all trademarks, trade names, trade dress, logos, graphics, photographs, artwork and textual materials (collectively, the ‘‘Trademarks”) used in connection with the packaging of the Ingredients under this Agreement, and that all intellectual property rights that may be acquired by use of the Specifications or the Trademarks shall inure to the sole benefit of the SUPPLIER (or its licensors).  BUYER agrees to execute such further documents as may be required to effectuate the assignment to SUPPLIER (or its affiliated or third-party licensors) of any intellectual property rights that BUYER may acquire in the Specifications or the Trademarks, including any goodwill associated with the same.  BUYER agrees that it will not, at any time, do or cause to be done any act which will in any way impair the rights of SUPPLIER (or its licensors) in and to the Specifications and the Trademarks.

12.           Continuous Improvement:  SUPPLIER and BUYER will work together to determine the optimal flour blends to be used in BUYER’s manufacturing operations to improve BUYER’s products and plant efficiencies.  This may include specific wheat varieties as well as hard wheat and spring wheat blends.

13.                                 Miscellaneous.  The following miscellaneous provisions shall apply to this Agreement:

13.1         Notices.  All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered personally or mailed by registered, certified or express mail, postage prepaid, or by reputable overnight courier or sent by facsimile as follows:

If to BUYER:	MGP Ingredients, Inc.
100 Commercial Street
PO Box 130
Atchison, KS 66002-0130

Attn: Legal Counsel
Fax: 913 367 1480

If to SUPPLIER:	ConAgra Foods Food Ingredients Company, Inc.
Eleven ConAgra Drive
Omaha, NE 68102
Attn: President, ConAgra Mills
Fax: (402) 978-5501

With a copy to:	ConAgra Foods Food Ingredients Company, Inc.
Five ConAgra Drive
Omaha, NE 68102
Attn: Legal Department
Fax: (402) 595-6149

or at such other address as either party hereto shall have designated by notice in writing to the other party hereto in accordance with this Section.  All such notices shall be deemed to have been given when so delivered personally or by overnight courier, or if mailed as set forth above, three days after the date of mailing, or if sent by facsimile, when received.

13.2         Waiver.  No provision of this Agreement may be waived by any party except in writing.  The parties hereto agree that the waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of that provision by the same party, or any other provision or condition of this Agreement.

13.3         Independent Contractors.  The relationship between BUYER and SUPPLIER shall be that of independent contractors.  This Agreement is not intended to create and shall not be construed as creating between the parties hereto a relationship of principal and agent, joint venturers, co-partners, or any other similar relationship, the existence of which is hereby expressly denied by the parties.

13.4         Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

13.5         Entire Agreement.  This Agreement (including the exhibits referenced herein) constitutes the entire agreement of the parties with respect to the subject matter hereof, and all prior understandings and agreements with respect to such matter are superseded by this Agreement.  This Agreement may not be modified or amended by additional or other terms contained on any purchase order or in any manner except in writing duly executed by both parties.

13.6         Assignment.  This Agreement may not be assigned by either party hereto without the prior written consent of the other party, which consent will not be unreasonably withheld.

13.7         Governing Law.  This Agreement shall be governed by the internal laws of the State of Delaware without resort to such state’s choice of law rules.

13.8         Force Majeure.  Either party shall be excused from performance under this Agreement while and solely to the extent that such performance is prevented by an act of God, strike, war or war condition, act of terrorism, riot, civil disorder, government regulation, embargo, fire, flood or any other such casualty beyond the reasonable control of such party.  In the event that either party shall be unable to perform any of its obligations as undertaken, it shall promptly advise the other party of its inability to perform and the reason for such non-performance.

IN WITNESS WHEREOF, the parties have each executed this Agreement as of the date first above written:

CONAGRA FOODS FOOD INGREDIENTS COMPANY, INC.		MGP INGREDIENTS, INC.

By:	/s/ Paul Maass	By:	/s/ Timothy W. Newkirk

Printed Name:Paul Maass		Printed Name:Timothy W. Newkirk

Its:President & General Manager		Its:President & CEO

Date:11/06/08		Date:11/06/08

EXHIBIT A

Ingredients

Ingredient Code	Ingredient Description	Specifications

MGP No. 100219	Straight Grade Wheat Flour	See attached.

Ingredient Purchase Specification for

Straight Grade Wheat Flour

MGP Ingredients, Inc.® Item Number:  800825

Straight Grade Wheat Flour will be used in food grade products and hence must be manufactured in accordance with all applicable regulations set forth by the Food, Drug and Cosmetic Act of 1938, as amended and the Regulations issued thereunder.  The Straight Grade Wheat Flour must comply with all applicable laws, rules and regulations of any applicable state or respective subdivision thereof.

Kosher requirement:  Certified Kosher Pareve.

***

Quality Guarantee:

The vendor shall submit with each shipment a Certificate of Analysis (COA) verifying the conformance to the above specification.  The COA will include all analysis data for each property listed above and MGP Ingredients’ purchase order number.  The COA shall arrive with the shipment attached to the Bill of Lading.

*** indicates that material deemed confidential has been omitted from this document pursuant to a request for confidential treatment under Exchange Act Rule 24b-2 and 5 U.S.C. 552(b)(4) and has been filed separately with the Office of the Secretary of the Securities and Exchange Commission

EXHIBIT B

***

***.

(one page omitted)

*** indicates that material deemed confidential has been omitted from this document pursuant to a request for confidential treatment under Exchange Act Rule 24b-2 and 5 U.S.C. 552(b)(4) and has been filed separately with the Office of the Secretary of the Securities and Exchange Commission

Exhibit B

***

(one page omitted)

U.S. DEPARMENT OF LABOR

BUREAU OF LABOR STATISTICS

Databases, Tables & Calculators by Subject

Data extracted on:  November 5, 2008

Major Sector Productivity and Costs Index

Series Id:	PRS85006113
Duration:	Index, 1992 = 100
Measure:	Unit Labor Costs
Sector:	Nonfarm Business

Year	Qtr1	Qtr2	Qtr3	Qtr4	Annual
1998	108.166	109.330	109.895	109.885	109.327
1999	110.936	111.132	111.315	111.668	111.268
2000	116.119	114.395	116.886	116.436	115.970
2001	118.499	117.583	117.689	116.830	117.650
2002	116.637	117.680	117.016	117.095	117.105
2003	117.677	117.965	116.618	117.707	117.485
2004	117.408	117.540	118.802	120.176	118.491
2005	120.040	120.527	121.233	122.681	121.132
2006	123.485	123.151	124.401	127.148	124.551
2007	128.686	127.653	126.883	128.281	127.873
2008	128.654	128.477

*** indicates that material deemed confidential has been omitted from this document pursuant to a request for confidential treatment under Exchange Act Rule 24b-2 and 5 U.S.C. 552(b)(4) and has been filed separately with the Office of the Secretary of the Securities and Exchange Commission

EXHIBIT C

Product Contract

See attached.

Product Contract

SELLER

	CONTRACT NO.	DATED

AGREES TO SELL TO

and BUYER AGREES TO BUY from Seller the following commodities (to be manufactured on the terms and conditions and subject to the agreements stated below and on the back hereof.)

☐  F.O.B. Carrier at shipment point, freight charges (basis car load freight rate in effect on date of this contract) to be prepaid or allowed by Seller.

☐  Delivered

(Check one)
	to	(Specify destination point)
BUYER

*AUTOMATIC INCREASE IN PRICE IN CERTAIN CASES:  If the time of shipment herein specified under caption “Time of Shipment” is a longer period than sixty (60) days from the date hereof, then in such case on installment of this contract shipped after sixty (60) days from the date hereof and prior to the time fixed herein for final shipment under said caption, it is agreed that the basic price above specified per cwt. of flour made from wheat or rye shall be automatically increased                                      cents per day, commencing on the sixty first (61) day after the date hereof, and continuing until date of shipment within said time fixed herein for final shipment.

CHANGES; ADJUSTMENTS; LIMITATIONS:  Buyer may direct shipment of all or any part of said flour in containers of a different size or kind than specified in the above column headed “Containers” if any are therein specified, or in containers if “Bulk” is specified in said column, in either which case the price shall be adjusted in accordance with Seller’s package differential schedule in effect at date hereof.  If “Bulk” is specified in said column, Seller nevertheless shall not be obligated to ship in bulk unless so specified under the caption “Mode of Shipment” below and then only as therein specified.

TIME OF SHIPMENT

On direction to be furnished by Buyer shipment is to be made as follows:
TERMS	DRAFT	BANK OF

RR DELIVERY AT DESTINATION	(Seller shall have the options as to routing
except as to the delivering carrier)
MODE OF SHIPMENT	(Specify whether CL, LCL, split car, mixed car, truck,
boat, barge, bulk R.R. car or bulk truck)

If shipments in bulk are specified in this paragraph, Seller may nevertheless be required to make bulk shipments only to one or more of the following destinations:

BY RAILROAD	BY TRUCK

This contract constitutes the complete agreement between the parties hereto; and cannot be changed in any manner except in writing subscribed by Buyer and Seller on their duly authorized officers.  CONDITIONS CONTINUED ON THE BACK HEREOF.

This contract is subject to confirmation by the seller at OMAHA, NEBRASKA

CONAGRA FOODS SELLER
BY	BUYER
BY
CONFIRMED BY:	DATE
CONAGRA FOODS SELLER

TERMS AND CONDITIONS (Continued from the front)

NET WEIGHTS:  The commodities covered by this contract are sold on the basis of net weights when packed, or, if shipped in bulk, net weights when loaded.

COLLECTIONS:  Where Buyer designates the collecting bank he shall be responsible to Seller for any loss or damage to Seller by reason of any failure or default, on the part of said bank in connection with payment by Buyer under this contract.

TAXES AND FREIGHT RATES:  Any and all increases, changes, adjustments or surcharges (including, without limitation, fuel surcharges) which may be in connection with the freight charges, rates or classifications included as part of this contract, shall be for the Buyer’s account.  The prices set forth in the within contract include any and all taxes, impositions, exactions, or charges of every nature in effect on the date of the execution hereof.  Any and all taxes, impositions, executions, or charges, or any increase therein, whether for revenue or for regulation of commerce, or for any other purpose, not in effect on the date of this contract, which may, prior to the completion of deliveries hereunder, be levied, imposed, required, or increased by the United States or any State thereof or other Governmental agency on or measured in terms of any of the finished products remaining unshipped and which are to be delivered hereunder, or on or measured in terms of any commodity used in the manufacture of such containers, or the processing, purchase, sale, holding for sale, distribution, dealing in, transportation, use or handling of any of such products, commodities or containers, if paid or borne by Seller directly or indirectly shall be billed separately to Buyer, where not prohibited by law, and where the determination of the amount of the tax, imposition, exaction, charge or increase per cwt. or other unit of measure is possible of calculation by the application of any official published conversion rate or otherwise, and shall be paid by Buyer to Seller.  Any of such taxes, impositions, exactions, charges or increases which the Seller shall be finally relieved from paying or which shall be later refunded or returned to Seller at any time and for any cause shall be refunded or credited to Buyer by Seller as promptly as possible after deduction by Seller of any reasonable expenses incurred in preventing collection of such taxes, impositions, exactions, charges or increases or in obtaining or securing such refunds or returns and in making such reimbursement to Buyer, and after paying and discharging all tax liabilities to which Seller may be subjected by reason of its having been relieved from paying such taxes, impositions, exactions, charges or increases or having secured such refunds or returns.  Seller shall be under no obligation to contest the validity of any such tax, imposition, exaction, charge or increase or to prosecute any such claims for refunds or returns, but in the event Seller does not elect to contest such taxes, impositions, exactions, charges or increases, or to prosecute such claims for refunds, Buyer shall be entitled to an assignment or mutually acceptable conditions of all to Seller’s rights and causes of action in the premises.

SHIPMENTS:  When the basis of shipment is F.O.B. delivery of goods by the Seller to the carrier at point of shipment shall constitute delivery to Buyer, subject to the lien of Seller for the unpaid purchase price.  Buyer shall furnish Seller complete shipping instructions (and when required, the necessary containers) at least ten (10) days before the time of shipment.  If there is more than one installment of goods shipped or stipulated herein to be shipped, the contract shall be construed to be severable as to each installment, except where such construction would be in direct conflict with the provisions hereinafter set forth under “Rights of Buyer” and “Rights of Seller”, and breach or default of either Buyer or Seller as to any installment or installments shall not give the other party a right to cancel this contract, except as herein otherwise expressly provided.

WARRANTY:  Seller expressly warrants that any goods contracted herein will be representative of the brand or grade specified herein to be sold, and will comply with all the applicable provisions of the Federal Food, Drug and Cosmetic Act and to any applicable State Pure Food and Drug Act.  Buyer hereby waives any claim or defense based on the quality of the commodities specified herein, unless (1) within ten (10) days after Buyer learns by use of otherwise of the defect complained of, but in any event within forty-five (45) days after receipt of notice of arrival of said commodities at destination Buyer sends Seller at Seller’s main office a letter by registered mail specifying the nature of the complaint and (2) within said forty-five (45) days sends by parcel post or express prepaid to Seller’s said office a five (5) pound sample of the goods alleged to be defective or inferior, provided that compliance by Buyer with the above enumerated steps shall not constitute an admission by Seller of the merits or amounts of Buyer’s said claim or defense.

RIGHTS OF BUYER:  In case of default by seller (provided that Seller shall, without limitation, be in “default” if Seller becomes insolvent or is adjudged bankrupt, or if at any time the property and assets of Seller are in liquidation, or if Seller’s financial responsibility becomes impaired, but that Seller shall not be in “default” for non-performance due to fire, flood, earthquake, tornado, labor difficulties, riot, federal or state laws or regulations, acts or defaults by common carriers, shortage of necessary bulk trucks or bulk railroad cars unless Buyer has furnished Seller with shipping instructions at least twenty (20) days prior to time of shipment, or Act of God or the public enemy).  Buyer may (within thirty (30) days after he has knowledge thereof) by written notice sent by registered mail to Seller at Seller’s main office:

1)              cancel the contract, or,

2)              terminate the contract as to the portion thereof in default and purchase within said thirty (30) days an equal quantity of goods of the same kind and grade and recover from Seller the excess of the price so paid over the purchase price named herein, plus any incidental loss or expense, and in addition thereto, recover a sum equal to one per cent (1%) of the contract price named herein; or,

3)              terminate the contract as to any unshipped balance, and recover from Seller as liquidated damages a sum to be computed by the following formula:  (a) one per cent (1%) of the per cwt. contract price named herein multiplied by the number of cwts remaining unshipped, plus (b) amount of rise, if any, per bushel in the market value of cash wheat or rye, as the case may be in carload lots at Seller’s mill between date of contract and date of termination multiplied by two and thirty-five hundredths (2.35) times the number of cwts. remaining unshipped.  In case of a decline in such value of such wheat or rye between said dates, Buyer shall recover the sum specified in (a) less the amount of such decline per bushel multiplied by two and thirty-five hundredths (2.35) times the number of cwts remaining unshipped.  Such amount shall be credited to the amount provided in (b) solely in reduction of damages.

Provided:  That if the default consists of a failure by Seller to ship at the time required, Buyer may cancel or terminate the contract as above provided only after giving Seller preliminary written notice of intention to cancel or terminate by registered mail addressed to the Seller’s main office.  If Seller does not ship within eight (8) days after mailing of such notice, then Buyer may, within thirty (30) days after the expiration of said eight (8) days, cancel or terminate the contract as above provided.

RIGHTS OF SELLER:  In case of default by Buyer (provided that Buyer shall, without limitation, be in “default” if Buyer becomes insolvent or is adjudged bankrupt, or if Buyer shall fail to make any payment to Seller when due under this or any other contract between Buyer and Seller or if at any time the property and assets of Buyer are in liquidation if Buyer’s financial responsibility becomes impaired, but as to any unshipped balance hereunder Buyer shall not be in “default” for delay in performance due to fire, flood, earthquake, tornado, labor difficulties, riot, federal or state laws or regulations, acts or defaults or common carriers, or act of God or the public enemy), Seller may within thirty (30) days after he has knowledge thereof) by written notice send by registered mail to Buyer at Buyer’s main office:

1)              cancel the contract; or,

2)              terminate the contract as to the portion thereof in default or as to any unshipped balance, or both, and

A)          resell, within said thirty (30) days any of the above goods which have been shipped and which Buyer has wrongfully failed or refused to accept and recover from Buyer differences between the above purchase price thereof, and the price obtained on resale, if latter be less than former; also any incidental loss and expense, including salesmen’s times and expense in connection with such resale, and all demurrage (resale anywhere in the usual course of Seller’s business or at any terminal market or at or near destination shall be proper and conclusive in the absence of bad faith) and

B)            If Seller terminates as to unshipped balance, recover from Buyer as liquidated damages a sum to be computed by the following formula: (a) (see percentage on front of contract) per day for each day from date of contract to date of termination for each cwt. remaining unshipped, plus (b) ten (10¢) cents for each cwt. remaining unshipped as the cost of selling, plus (c) amount of decline, if any, per bushel in the market value of cash wheat or rye, as the case may be, in carload lots at Seller’s mill between date of contract and date of termination multiplied by two and thirty-five hundredths (2.35) times the number of cwts. remaining unshipped.  In case of a rise in such value of such wheat or rye between said dates, Seller shall recover the sums specified in (a) and (b), less the amount of such rise per bushel multiplied by two and thirty-five hundredths (2.35) times the number of cwts. remaining unshipped.  Such amount shall be credited to the amounts provided in a (a) and (b) solely in reduction of damages.

Provided: That if the default consists of a failure by Buyer to provide shipping instructions as required “Shipments,” Seller may cancel or terminate the contract as above provided only after giving Buyer preliminary written notice of intention to cancel or terminate, by registered mail addressed to Buyer’s main office.  If Buyer does not provide, within eight (8) days after mailing of such notice, shipping instructions for immediate delivery of all past due shipments, then Seller may, within thirty (30) days after the expiration of said eight (8) days period such shipping instructions for immediate delivery, Seller shall have at least ten (10 days after receipt thereof instructions for immediate delivery.  Seller shall have at least ten (10) days after receipt thereof within which to ship and shall and have such additional time as may in Seller’s sole discretion by reasonably necessary, having in mind the Seller’s then milling operations and requirements.

PROVISIONS FOR AUTOMATIC EXTENSION:  If Buyer shall fail to furnish complete shipping instructions (and when required, the necessary containers) to reach Seller at his main office ten (10) days before the date for any shipment specified herein, or before the final date specified for shipment, as the case may be, and if Buyer shall fail to notify Seller that he does not intend to accept any further deliveries under this contract, then (unless Seller elects to exercise his right to cancel or terminate the contract) this contract as to such shipment, or shipments shall without notice automatically be extended from day to day until Buyer furnishes complete shipping instructions (and when required, the necessary containers), in accordance with the provisions of paragraph entitled “Shipment” or until Buyer notifies Seller that he does not intend to accept any further deliveries under this contract, or until Seller exercises his right provided herein to cancel or terminate the contract; and for each day during which the contract is thus automatically extended Buyer will pay Seller carrying charges at the rate of (see percentage on front of contract) per cwt. per day.

LIMITATIONS OF ACTIONS: No action at law or in equity shall be maintained by Buyer against Seller or any of Seller’s other vendees to recover damages for alleged violation of Seller or said vendee of any law, Federal or State, now in effect or hereinafter enacted, pertaining to discrimination in price, services or facilities including the Cayton Act (U.S.C. Title 15 Secs. 12 to 27 inclusive) as amended by Act of Congress approved June 19, 1936, or any further amendment thereto, as respects any products delivered by Seller to Buyer pursuant to this contract unless (1) written notice of the particular deliveries on which the claim for such damages is based shall be given by Buyer to Seller at Seller’s main office by registered mail within six (6) months after delivery thereof to Buyer with a full statement of the particulars to such claim then known to Buyer, and (2) action shall be commenced within one (1) year after delivery of such products to Buyer.